Exhibit 5.1

HARNEYS
British Virgin Islands lawyers

Harney Westwood & Riegels LLP 5th Floor, 5 New Street Square London EC4A 3BF Tel: +44 (0) 20 7842 6080 Fax: +44 (0) 20 7353 0487 www.harneys.com
25 June 2009	Your Ref
Our Ref 039181.0006.RAG
BY EMAIL AND POST	Doc ID 71677_4

ReneSola Ltd
No. 8 Baoqun Road, Yaozhuang
Jiashan, Zhejiang 314117
People’s Republic of China

Dear Sirs

ReneSola Ltd, Company No. 1016246 (the “Company”)
Registration Statement on Form F-3

1.
We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with the Company’s preparation of a Registration Statement (the “Registration Statement”) on Form F-3 to be filed on the date hereof by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, relating to the issuance and sale from time to time by the Company of shares of no par value (“Shares”)  and/or in the form of American depositary shares each representing two Shares (the “ADSs”).

2.	For the purpose of this opinion, we have examined the following documents and records:

(a)	a final draft copy of the Registration Statement;

(b)	a final draft copy of the prospectus contained in the Registration Statement (the “Prospectus”);

(c)	a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 18 June 2009;

(d)
a copy of the minutes of a meeting of the directors containing unanimous resolutions of the directors of the Company dated 24 June 2009 approving the form and filing of the Registration Statement (the “Board Resolutions”);

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(e)	information revealed by our searches of:

(i)
the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 8 June 2009 of the statutory documents and records maintained by the Company at its registered office;

(ii)	a copy of a letter to the Company from Capita Registrars dated 19 June 2009 setting out the number of issued shares in the Company (the “Share Confirmation Letter”);

(iii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 24 June 2009; and

(iv)	the records of proceedings on file with, and available for inspection on 24 June 2009 at the High Court of Justice, British Virgin Islands,

(the “Searches”).

The above are the only documents or records we have examined and the only enquiries we have carried out.  In particular we have made no enquiries as to matters of fact other than the Searches.

3.	For the purposes of this opinion we have assumed without further enquiry:

(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals;

(b)	the genuineness of all signatures and seals;

(c)	the accuracy and completeness of all corporate minutes, resolutions, certificates and records which we have seen;

(d)	that the information indicated by the Searches is and remains true and correct;

(e)	the accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(f)	the Share Confirmation Letter correctly states the number of shares issued by the Company and registered in its register of members as at the date of this opinion;

(g)	that the Board Resolutions remain in full force and effect; and

(h)
that all necessary resolutions of the board of directors required under the Memorandum and Articles of Association of the Company to authorise the issue of the Shares have been, or will be passed prior to the date of issue of the Shares (the “Supplemental Board Resolutions”).

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)
Existence and Good Standing.  The Company is a company duly registered with limited liability for an unlimited duration under the BVI Business Companies Act (No 16 of 2004), and is validly existing and in good standing under the laws of the British Virgin Islands.  It is a separate legal entity and is subject to suit in its own name.

(b)
Shares.  The Company is authorised by its Memorandum and Articles of Association to issue a maximum of 250,000,000 shares of no par value. According to the Share Confirmation Letter 141,624,912 shares are in issue and outstanding. Therefore, the Company has the capacity and power under its Memorandum and Articles of Association to issue a further 108,375,088 shares of no par value

(c)
Due Issuance. When the Shares are issued as contemplated by the Registration Statement and the Supplemental Board Resolutions and registered in the Share Register, they will be validly issued fully paid and non-assessable (meaning no further amounts are payable to the Company on such shares) and will rank pari passu with the other issued shares of no par value outstanding.

(d)
Description of Share Capital. The statements contained under the heading “Description of Share Capital” in the Prospectus insofar and to the extent that they constitute a summary or description of the laws of the British Virgin Islands and a summary of the terms of the Shares and the memorandum and articles of association of the Company, are true and correct in all respects and nothing has been omitted from such statements which would make them misleading in any material respect.

5.
This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion.  We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

6.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references made to us in the Registration Statement and to references to us under the headings “Enforceability of Civil Liabilities” and “Validity of the Shares” in the Prospectus.

Yours faithfully

HARNEY WESTWOOD & RIEGELS LLP
/s/ Harney Westwood & Riegels LLP